News Release
Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588
____________________________________________________________________________
Molina Healthcare Reports Second Quarter 2020 Financial Results
Introduces Full Year 2021 Premium Revenue Growth Expectation of 20 Percent

Long Beach, Calif., July 30, 2020 – Molina Healthcare, Inc. (NYSE: MOH) today reported net income for the second quarter of 2020 of $276 million, or $4.65 per diluted share, compared to net income of $196 million, or $3.06 per diluted share, for the second quarter of 2019. Adjusted EPS for the second quarter of 2020 was $4.79, compared to $2.96 for the second quarter of 2019. Financial results for the second quarter of 2020 are summarized below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(In millions, except per share results)
Premium Revenue	$4,372	$4,049	$8,676	$8,001
Total Revenue	$4,618	$4,193	$9,167	$8,312
Pre-Tax Income	$395	$257	$648	$517
Net Income	$276	$196	$454	$394
GAAP EPS – Diluted	$4.65	$3.06	$7.54	$6.04
Adjusted EPS – Diluted (1)	$4.79	$2.96	$7.79	$5.99

MCR	82.3%	85.6%	84.3%	85.5%
G&A Ratio	7.5%	7.8%	7.2%	7.6%
Effective Tax Rate	30.0%	24.0%	29.9%	23.9%
After-Tax Margin	6.0%	4.7%	5.0%	4.7%
__________________

(1) See reconciliation of GAAP EPS to Non-GAAP Adjusted EPS at the end of this release.
Quarter Highlights:
•Premium revenue was $4.4 billion for the second quarter of 2020, an 8.0% increase compared to the second quarter of 2019.
•Medical care ratio (MCR) was 82.3% for the second quarter of 2020, compared to 85.6% for the second quarter of 2019.
•General and administrative (G&A) expense ratio decreased to 7.5% for the second quarter of 2020, compared to 7.8% for the second quarter of 2019.
•After-tax margin was 6.0% for the second quarter of 2020, compared to 4.7% for the second quarter of 2019.
•Net income was $276 million for the second quarter of 2020, compared to $196 million for second quarter of 2019.
•The Company estimates that the impacts of COVID-19 increased second quarter after-tax income by approximately $65 million to $100 million, or $1.10 to $1.65 per diluted share.
•The Company’s full year earnings guidance range remains at $11.20 to $11.70 per diluted share.
•The Company introduced full year 2021 premium revenue guidance of approximately $21.5 billion, or 20% growth over 2020.
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Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020
“Despite the unprecedented environment of the ongoing COVID-19 pandemic, our company performed well in the second quarter,” said Joe Zubretsky, President and CEO. “Most importantly, we worked tirelessly to make sure our members, provider partners, state and federal government customers, as well as our 10,000 associates, were well served and cared for in this clinically and economically challenging time.”
Mr. Zubretsky continued, “We also delivered on our performance commitments in the quarter, producing solid earnings and cash flow, executing on our revenue growth strategy, and putting the finishing touches on our two year-long process to optimize our capital structure. We are very pleased with these achievements, particularly with the COVID-19 challenges we faced.”

Kentucky RFP Win and Passport Acquisition
In May 2020, Molina was selected as an awardee pursuant to the statewide Medicaid managed care RFP issued on January 10, 2020, by the Kentucky Cabinet for Health and Family Services, Department for Medicaid Services. The contract is expected to begin on January 1, 2021.
In July 2020, Molina announced that it has entered into a definitive agreement to acquire certain assets related to the Medicaid and DSNP lines of business of Passport Health Plan. The acquisition of these Passport assets allows Molina to enhance operational readiness and promote continuity of care for members in advance of Molina’s new contract in the Kentucky Medicaid market. The transaction is expected to close before the end of 2020. Molina intends to use cash on hand to fund the approximately $20 million purchase price, plus contingent consideration that is payable in 2021 based on open enrollment results for the 2021 plan year.

Acquisition of YourCare Assets Completed
On July 1, 2020, Molina completed its acquisition of certain assets of YourCare Health Plan, Inc., under which Molina assumed the right to serve approximately 47,000 Medicaid members in seven counties in western New York. Molina used cash on hand to fund the $42 million purchase price.

Quarterly Performance Review

Premium Revenue
Premium revenue for the second quarter of 2020 increased 8.0% to $4.4 billion, compared to $4.0 billion for the second quarter of 2019.
For the six months ended June 30, 2020, premium revenue increased 8.4% to $8.7 billion, compared to $8.0 billion for the comparable period in 2019. In both periods, the higher premium revenue reflects the increase in membership, primarily in Medicaid.

Medical Care Ratio
The consolidated MCR for the second quarter of 2020 improved to 82.3%, compared to 85.6% for the second quarter of 2019, reflecting the impact of reduced demand for medical services across all programs due to the COVID-19 pandemic, partially offset by COVID-related premium rate refunds, the impact of lower pricing in the Marketplace program, and direct COVID-19 medical costs.
MCR by line of business:
•Medicaid MCR: decreased to 83.6%, compared to 88.1% for the second quarter of 2019, reflecting the impact of reduced demand for medical services due to the COVID-19 pandemic, partially offset by COVID-related premium reductions and direct COVID-19 medical costs.
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Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020
•Medicare MCR: decreased to 80.0%, compared to 85.2% for the second quarter of 2019, due to rate increases and the aforementioned reduced demand for medical services.
•Marketplace MCR: increased to 74.0%, compared to 67.2% for the second quarter of 2019, which is in line with expectations and reflects the lower pricing the Company enacted in 2020.

The MCR for the six months ended June 30, 2020, improved to 84.3% compared to 85.5% for the comparable period in 2019. Reserve development for the first six months of 2020 was negligible. The comparable period in the prior year was positively impacted by 110 basis points of favorable reserve development.

General and Administrative Expense Ratio
General and administrative expenses decreased to 7.5% of total revenues for the second quarter of 2020, compared to 7.8% for the second quarter of 2019.
For the six months ended June 30, 2020, the G&A ratio was 7.2% compared to 7.6% in the comparable prior-year period. In both periods, the ratio improved as increased costs associated with the COVID-19 pandemic were offset by increased revenue.

Balance Sheet
Cash and investments at the parent company amounted to $1,166 million as of June 30, 2020, compared to $997 million as of December 31, 2019.
On June 2, 2020, the Company closed on its private offering of $800 million aggregate principal amount of 4.375% senior notes due June 15, 2028. The Company used a portion of the proceeds to repay $600 million outstanding under its term loan facility. In addition, on June 8, 2020, the Company entered into a new credit agreement that contains a $1 billion revolving credit facility, among other features.

Cash Flow
Operating cash flows for the six months ended June 30, 2020, amounted to $749 million, and were higher compared to the six months ended June 30, 2019, primarily due to stronger operating results and the normal fluctuations in timing of premium receipts and government payments.

Guidance
Given the environmental uncertainty that is expected to exist through the end of the year, the Company has not adjusted its full year earnings guidance of $11.20 to $11.70 per diluted share.
The Company has increased its full year 2020 total revenue outlook to approximately $18.8 billion, from its previous estimate of $18.3 billion.
The Company introduced full year 2021 premium revenue guidance of approximately $21.5 billion, or 20% growth over 2020.

Conference Call
Management will host a conference call and webcast to discuss Molina Healthcare’s second quarter 2020 results at 8:00 a.m. Eastern Time on Friday, July 31, 2020. The number to call for the interactive teleconference is (877) 883-0383 and the confirmation number is 8510588. A telephonic replay of the conference call will be available through Friday, August 7, 2020, by dialing (877) 344-7529 and entering confirmation number 10145440. A live audio broadcast of this conference call will be available on Molina Healthcare’s website, molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.
-MORE-

Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 3.6 million members as of June 30, 2020. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This earnings release and our accompanying oral remarks contain forward-looking statements regarding our 2020 guidance, as well as our plans, expectations, and our anticipation regarding future developments. Actual results could differ materially due to numerous known and unknown risks and uncertainties. These risks and uncertainties are discussed under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and also in our Quarterly Report on Form 10-Q for the period ended June 30, 2020.
These reports can be accessed under the investor relations tab of our website or on the SEC’s website at sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or developments projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of July 30, 2020, and, except as otherwise required by law, we disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(In millions, except per-share amounts)
Revenue:
Premium revenue	$4,372	$4,049	$8,676	$8,001
Premium tax revenue	157	110	307	248
Health insurer fees reimbursed	71	—	137	—
Investment income and other revenue	18	34	47	63
Total revenue	4,618	4,193	9,167	8,312
Operating expenses:
Medical care costs	3,598	3,466	7,314	6,837
General and administrative expenses	345	328	662	630
Premium tax expenses	157	110	307	248
Health insurer fees	71	—	139	—
Depreciation and amortization	21	22	41	47
Other	2	2	6	5
Total operating expenses	4,194	3,928	8,469	7,767
Operating income	424	265	698	545
Other expenses, net:
Interest expense	24	22	45	45
Other expense (income), net	5	(14)	5	(17)
Total other expenses, net	29	8	50	28
Income before income tax expense	395	257	648	517
Income tax expense	119	61	194	123
Net income	$276	$196	$454	$394

Net income per share - Diluted	$4.65	$3.06	$7.54	$6.04

Diluted weighted average shares outstanding	59.4	64.0	60.2	65.1

Operating Statistics:
Medical care ratio	82.3%	85.6%	84.3%	85.5%
G&A ratio	7.5%	7.8%	7.2%	7.6%
Premium tax ratio	3.5%	2.6%	3.4%	3.0%
Effective income tax rate	30.0%	24.0%	29.9%	23.9%
After-tax margin	6.0%	4.7%	5.0%	4.7%

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Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020
MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	Dec. 31,
	2020	2019
	Unaudited
	(Dollars in millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$3,303	$2,452
Investments	1,906	1,946
Receivables	1,580	1,406
Prepaid expenses and other current assets	273	163
Total current assets	7,062	5,967
Property, equipment, and capitalized software, net	399	385
Goodwill and intangible assets, net	164	172
Restricted investments	87	79
Deferred income taxes	65	79
Other assets	99	105
Total assets	$7,876	$6,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$1,960	$1,854
Amounts due government agencies	865	664
Accounts payable, accrued liabilities and other	876	502
Deferred revenue	54	249
Total current liabilities	3,755	3,269
Long-term debt	1,812	1,237
Finance lease liabilities	229	231
Other long-term liabilities	84	90
Total liabilities	5,880	4,827
Stockholders’ equity:
Common stock, $0.001 par value, 150 million shares authorized; outstanding: 59 million shares at June 30, 2020, and 62 million shares at December 31, 2019	—	—
Preferred stock, $0.001 par value; 20 million shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	166	175
Accumulated other comprehensive income	32	4
Retained earnings	1,798	1,781
Total stockholders’ equity	1,996	1,960
Total liabilities and stockholders’ equity	$7,876	$6,787
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Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020
MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2020	2019

	(In millions)
Operating activities:
Net income	$454	$394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41	47
Deferred income taxes	6	19
Share-based compensation	28	19
Loss (gain) on debt repayment	5	(17)
Other, net	(1)	7
Changes in operating assets and liabilities:
Receivables	(174)	91
Prepaid expenses and other current assets	(157)	18
Medical claims and benefits payable	106	(194)
Amounts due government agencies	201	17
Accounts payable, accrued liabilities and other	251	(61)
Deferred revenue	(195)	(181)
Income taxes	184	(3)
Net cash provided by operating activities	749	156
Investing activities:
Purchases of investments	(670)	(1,162)
Proceeds from sales and maturities of investments	750	791
Purchases of property, equipment, and capitalized software	(45)	(20)
Other, net	3	(2)
Net cash provided by (used in) investing activities	38	(393)
Financing activities:
Proceeds from senior notes offering, net of issuance costs	789	—
Repayment of term loan facility	(600)	—
Common stock purchases	(453)	—
Proceeds from borrowings under term loan facility	380	220
Cash paid for partial termination of warrants	(30)	(424)
Cash paid for partial settlement of conversion option	(27)	(473)
Cash received for partial settlement of call option	27	473
Repayment of principal amount of convertible senior notes	(12)	(185)
Other, net	(3)	27
Net cash provided by (used in) financing activities	71	(362)
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	858	(599)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	2,508	2,926
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$3,366	$2,327
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Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020
MOLINA HEALTHCARE, INC.
UNAUDITED HEALTH PLANS SEGMENT DATA
(Dollars in millions)

	June 30,	Dec. 31,	June 30,
	2020	2019	2019
Ending Membership by Government Program:
Medicaid	3,122,000	2,956,000	2,962,000
Medicare	108,000	101,000	100,000
Marketplace	325,000	274,000	308,000
Total	3,555,000	3,331,000	3,370,000

Ending Membership by Health Plan:
California	572,000	565,000	590,000
Florida	131,000	132,000	142,000
Illinois	242,000	224,000	221,000
Michigan	377,000	362,000	360,000
Ohio	329,000	288,000	297,000
Puerto Rico	167,000	176,000	200,000
South Carolina	145,000	131,000	130,000
Texas	352,000	341,000	360,000
Washington	913,000	832,000	811,000
Other (1)	327,000	280,000	259,000
Total	3,555,000	3,331,000	3,370,000
__________________
(1)“Other” includes the Idaho, Mississippi, New Mexico, New York, Utah and Wisconsin health plans, which are not individually significant to the Company’s consolidated operating results.

	Three Months Ended June 30,
	2020			2019
	Premium Revenue	Medical Care Costs	MCR (1)	Premium Revenue	Medical Care Costs	MCR (1)

Medicaid	$3,375	$2,822	83.6%	$3,067	$2,703	88.1%
Medicare	630	505	80.0	572	488	85.2
Marketplace	367	271	74.0	410	275	67.2
Consolidated	$4,372	$3,598	82.3%	$4,049	$3,466	85.6%

	Six Months Ended June 30,
	2020			2019
	Premium Revenue	Medical Care Costs	MCR (1)	Premium Revenue	Medical Care Costs	MCR (1)

Medicaid	$6,661	$5,743	86.2%	$6,071	$5,361	88.3%
Medicare	1,264	1,022	80.8	1,123	954	85.0
Marketplace	751	549	73.1	807	522	64.7
Consolidated	$8,676	$7,314	84.3%	$8,001	$6,837	85.5%
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(1)The MCR represents medical costs as a percentage of premium revenue.

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Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020
MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in millions)

The Company’s claims liability includes an additional reserve to account for moderately adverse conditions based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior year” represent the amount by which the original estimate of claims and benefits payable at the beginning of the year was more than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table presents the components of the change in medical claims and benefits payable for the periods indicated:

	Six Months Ended		Year Ended Dec. 31, 2019
	June 30,
	2020	2019

	Unaudited
Medical claims and benefits payable, beginning balance	$1,854	$1,961	$1,961
Components of medical care costs related to:
Current year	7,372	7,069	14,176
Prior year	(58)	(232)	(271)
Total medical care costs	7,314	6,837	13,905
Change in non-risk and other provider payables	(34)	4	24
Payments for medical care costs related to:
Current year	5,688	5,585	12,554
Prior year	1,486	1,450	1,482
Total paid	7,174	7,035	14,036
Medical claims and benefits payable, ending balance	$1,960	$1,767	$1,854

Days in claims payable, fee for service (1)	52	48	50
______________________
(1)Claims payable includes primarily claims incurred but not paid, or IBNP. It also includes certain fee-for-service payables reported in medical claims and benefits payable amounting to $71 million, $35 million and $50 million, as of June 30, 2020, June 30, 2019, and December 31, 2019, respectively.

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Molina Healthcare, Inc. Announces Second Quarter 2020 Results

July 30, 2020
MOLINA HEALTHCARE, INC.
RECONCILIATION OF UNAUDITED NON-GAAP FINANCIAL MEASURES
(In millions, except per diluted share amounts)

The Company believes that certain non-generally accepted accounting principles, or non-GAAP, financial measures are useful supplemental measures to investors in comparing the Company’s performance to the performance of other public companies in the health care industry. These non-GAAP financial measures, presented below, should be considered as supplements to, and not as substitutes for or superior to, GAAP measures.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”): GAAP net income less depreciation and amortization, interest expense and income tax expense. The Company believes that EBITDA is helpful to investors in assessing the Company’s ability to meet the cash demands of its operating units.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$276	$196	$454	$394
Adjustments:
Depreciation and amortization	21	22	41	47
Interest expense	24	22	45	45
Income tax expense	119	61	194	123
EBITDA	$440	$301	$734	$609

Adjusted net income: GAAP net income less amortization of intangible assets, restructuring costs, loss (gain) on debt repayment, and the aggregate income tax effect calculated at the blended federal and state statutory tax rate. The Company believes that adjusted net income is helpful to investors in assessing the Company’s financial performance exclusive of the non-cash impact of the amortization of purchased intangibles and the impact of certain expenses and other items that management believes are not indicative of longer-term business trends and operations.
Adjusted net income per diluted share: Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$276	$4.65	$196	$3.06	$454	$7.54	$394	$6.04
Adjustments:
Amortization of intangible assets	4	0.06	4	0.07	8	0.13	9	0.14
Restructuring costs	2	0.04	2	0.03	6	0.11	5	0.07
Loss (gain) on debt repayment	5	0.08	(14)	(0.23)	5	0.08	(17)	(0.27)
Subtotal, adjustments	11	0.18	(8)	(0.13)	19	0.32	(3)	(0.06)
Income tax effect	(2)	(0.04)	1	0.03	(4)	(0.07)	—	0.01
Adjustments, net of tax	9	0.14	(7)	(0.10)	15	0.25	(3)	(0.05)
Adjusted net income	$285	$4.79	$189	$2.96	$469	$7.79	$391	$5.99

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